Smart Kids Group Announces the Acquisition of Paragon GPS

FORT LAUDERDALE, FL and EDMONTON, AB (MARKETWIRE) - Smart Kids Group, Inc. (OTCBB: SKGP) announced today the acquisition of Paragon GPS, Inc., a leading developer of personal tracking devices designed specifically for children and parents concerned about child safety.

Richard Shergold, CEO of Smart Kids, states that the acquisition of Paragon brings Smart Kids one step closer to becoming a market leader in the burgeoning child safety market. This acquisition clearly reflects the synergy between both companies and their common goal to keep children safe.

About Smart Kids Group, Inc.

Smart Kids Group develops, distributes and licenses quality safety programs and children's character based Edutainment products through a variety of media including television, DVD, retail, direct marketing, and the Internet. For more information about the company, please visit www.smartkidsgroup.com.

About Paragon GPS, Inc.

Paragon GPS is a consumer products technology company engaged in the research and development of location tracking devices that use global positioning satellites to conveniently and accurately track the location of children, parents, relatives and loved ones. For more information about the company, please visit www.paragongps.com.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21B of the Securities and Exchange Act of 1934, as amended. Readers are cautioned not place undue reliance on these forward-looking statements, which are only predictions and only speak as of the date hereof. Forward-looking statements usually contain the words "estimate," "anticipate," "believe," "plan," "expect," or similar expressions and are subject to numerous known and unknown risks and uncertainties. These risks and uncertainties could cause the Company's actual results to differ materially those indicated in the forward-looking statements.

Investors are encouraged to carefully review regulatory filings prior to investment consideration. Past performance is no guarantee of future success or that there cannot be losses or business interruption. The Company is in a rapid growth sector that may or may not continue to grow in the future and therefore poses risks that may be different than other investments. Management regularly provides news and additional information believed to be true and accurate at the time of dissemination but has no requirement to modify, comment or change in the future should circumstance change or information prove to be inaccurate for any reason. Additionally, the Company makes every effort to comply with all applicable laws.

Investor Inquiries: Jon Boyd, Interactive Business Alliance, jboyd@ibaconsultingllc.com, 866.525.4714